Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 9, 2004 (this “Supplemental Indenture”), by and between ERP OPERATING LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Illinois having its principal office at Two North Riverside Plaza, Suite 400, Chicago, Illinois, 60606 (hereinafter sometimes called the “Partnership”), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to Bank One Trust Company, N.A., as successor to The First National Bank of Chicago), having a corporate trust office at 227 West Monroe Street, 26th Floor, Chicago, Illinois, 60606 (the “Trustee”).

RECITALS OF THE PARTNERSHIP

The Partnership and the Trustee have heretofore entered into an Indenture dated as of October 1, 1994 (the “Base Indenture”) between the Partnership and the Trustee, providing for the issuance by the Partnership from time to time of its debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”).

Section 901 of the Base Indenture provides for the Partnership and the Trustee to enter into supplemental indentures to the Base Indenture from time to time in accordance with the terms thereof.

A duly authorized committee of the Board of Trustees of Equity Residential, the sole general partner of the Partnership, has duly adopted resolutions authorizing the Partnership to execute and deliver this Supplemental Indenture.

All things necessary to make the Indenture, as hereby modified, a valid agreement of the Partnership, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained herein and in the Indenture, and the purchase of Securities provided for herein by the Holders thereof, the Partnership and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of Securities, as follows:

ARTICLE ONE
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1.           Relation to Base Indenture.  This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2.           Definitions.  For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)                                  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

(2)           The definition of the term “Total Assets” provided for herein applies solely to this Supplemental Indenture and the covenants set forth in Article 2 hereof; and

(3)           All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Capitalization Rate” means:  7.5%.

“Capitalized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each such property for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular property calculated pursuant to this clause is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.  “Property EBITDA” is defined as, for any period of time, without duplication net earnings (loss), excluding net derivative gains (losses) and gains (losses) on dispositions of real estate, before deductions for the Partnership and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Partnership, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Partnership; and (vi) minority interest.  In each case for such period, amounts will be as reasonably determined by the Partnership in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.  For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as determined in good faith by the Partnership.

“Consolidated EBITDA” means, for any period of time, without duplication, net earnings (loss), including the net incremental gains (losses) on sales of condominium units, vacant land and other non-depreciated real property and excluding net derivative gains (losses) and gains (losses) on dispositions of REIT depreciable real estate investments as reflected in the reports filed by the Partnership under the Exchange Act, before deductions for the Partnership and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Partnership, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Partnership; and (vi) minority interest.  In each case for such period, amounts will be as reasonably determined by the Partnership in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.  Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect:  (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when the Partnership or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or redevelopment property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least ninety-three percent (93%).

“Total Assets” means the sum of:  (1) for Stabilized Properties, Capitalized Property Value; and (2) for all other assets of the Partnership and its Subsidiaries, undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of:  (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of the Partnership and its Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Unsecured Debt” means all Debt of the Partnership and its Subsidiaries except Secured Debt.

ARTICLE TWO
LIMITATIONS ON INCURRENCE OF DEBT

In addition to the covenants set forth in Article Ten of the Base Indenture, there are established pursuant to Section 901(2) of the Base Indenture the following covenants for the benefit of the Holders of any Securities issued subsequent to the date hereof (“Future Securities”) and to which such Future Securities shall be subject; provided, however, that the covenants set forth in Section 1004 of the Base Indenture shall apply to the Future Securities only for so long as any Securities issued pursuant to the Base Indenture prior to the date hereof remain outstanding:

Section 2.1.           The Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the Company, the Partnership and/or any of its Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Partnership and any Subsidiary)) that is subordinate in right of payment to the Securities, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, Debt would exceed 60% of Total Assets at the reporting date.

Section 2.2.           In addition to the limitations set forth in Section 2.1 of this Supplemental Indenture, the Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated EBITDA to the Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; (iv) any income earned as a result of any increase in Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period; and (v) in the case of any acquisition or disposition by the Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Section 2.3.           In addition to the limitations set forth in Sections 2.1 and 2.2 of this Supplemental Indenture, the Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Partnership or any Subsidiary, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Partnership and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Partnership or any Subsidiary is greater than 40% of the Partnership’s Total Assets.

Section 2.4.           In addition to the limitations set forth in Sections 2.1, 2.2 and 2.3 of this Supplemental Indenture, the Partnership shall maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Partnership’s Unsecured Debt.

Section 2.5.           For purposes of this Article Two, Debt shall be deemed to be “incurred” by the Partnership or a Subsidiary whenever the Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

ARTICLE THREE
MISCELLANEOUS PROVISIONS

Section 3.1.           All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.

Section 3.2.           This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 3.3.           Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 3.4.           Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified and confirmed.  This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.5.           This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6.           This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.7.           The Trustee shall have not any responsibility for the Recitals of the Partnership hereto, which Recitals are made by the Partnership alone, or for the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential
Its: Sole general partner

			By:	/s/ Donna Brandin
				Name:	Donna Brandin
				Title:	Chief Financial Officer

Attest:

By:	/s/ Bruce C. Strohm
	Name:	Bruce C. Strohm
	Title:	Executive Vice President and General Counsel

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee as aforesaid

			By:	/s/ Janice Ott Rotunno
				Name:	Janice Ott Rotunno
				Title:	Vice President

Attest:

By:	/s/ George N. Reaves
	Name:	George N. Reaves
	Title:	Vice President